Exhibit 5.1
[WilmerHale Letterhead]
August 7, 2006
Medtronic, Inc.
710 Medtronic Parkway
Minneapolis, Minnesota 55432-5603
Re:       Registration Statement on Form S-3
Ladies and Gentlemen:
This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of $2,200,000,000 of 1.50% Convertible Senior Notes due 2011 and $2,200,000,000 of 1.625% Convertible Senior Notes due 2013 (collectively, the “Notes”) and the shares of common stock issuable upon the conversion of such Notes (the “Shares” and, together with the Notes, the “Securities”) of Medtronic, Inc., a Minnesota corporation (the “Company”). All of the Securities are being registered on behalf of certain securityholders of the Company (the “Selling Securityholders”).
The Notes were issued pursuant to Indentures dated as of April 18, 2006 (the “Indentures”) by and between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”).
We are acting as counsel for the Company in connection with the registration for resale of the Securities. We have examined signed copies of the Registration Statement to be filed with the Commission. We have also examined and relied upon the Indentures and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.
In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.
We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of New York. Various matters concerning the laws of the State of Minnesota are addressed in the opinion filed as Exhibit 5.2 to the Registration Statement, which has been separately provided to you. We express no opinion with respect to those matters herein, and to the extent that elements of that legal opinion are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.
Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent conveyance or similar laws affecting the rights of creditors generally, (ii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing, (iii) statutory or decisional law concerning recourse of creditors

August 7, 2006

to security in the absence of notice or hearing, or (iv) general equitable principles. We express no opinion as to the enforceability of any provision of any of the Notes that purports to select the laws by which it or any other agreement or instrument is to be governed. Furthermore, we express no opinion as to the availability of any equitable or specific remedy, or as to the successful assertion of any equitable defense, upon any breach of any agreements or documents or obligations referred to therein, or any other matters, inasmuch as the availability of such remedies or defenses may be subject to the discretion of a court. In addition, we express no opinion with respect to the enforceability of any provision of the Securities requiring the payment of interest on overdue interest.
We also express no opinion herein as to any provision of any agreement (a) which may be deemed to or construed to waive any right of the Company, (b) to the effect that rights and remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy and does not preclude recourse to one or more other rights or remedies, (c) relating to the effect of invalidity or unenforceability of any provision of the Indentures on the validity or enforceability of any other provision thereof, (d) requiring the payment of penalties, consequential damages or liquidated damages, (e) which is in violation of public policy, including, without limitation, any provision relating to indemnification and contribution with respect to securities law matters, (f) purporting to indemnify any person against his, her or its own negligence or intentional misconduct, (g) which provides that the terms of the Indentures may not be waived or modified except in writing, or (h) relating to choice of law or consent to jurisdiction.
Based upon and subject to the foregoing, we are of the opinion that, assuming the Notes have been duly authorized, executed and delivered by the Company and the Indentures have been duly authorized, executed and delivered by each party thereto, and, assuming the Notes have been authenticated by the Trustee in the manner provided by the Indentures, the Notes are valid and binding obligations of the Company, entitled to the benefits provided by the Indentures and enforceable against the Company in accordance with their terms.
It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.
Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Sincerely,
WILMER CUTLER PICKERING
HALE AND DORR LLP

By:	/s/ Jeffrey A. Stein
Jeffrey A. Stein, Partner